Exhibit 10.1

SETTLEMENT AGREEMENT

This Settlement Agreement (the “Agreement”) is by and among the parties to the Securities Purchase Agreement (the “Securities Purchase Agreement”), dated as of June 30, 2010, specifically, Telanetix, Inc., a Delaware corporation, (the “Company”) and EREF-TELA, LLC, HCP-TELA, LLC, and CBG-TELA, LLC (together, “Hale”), which Securities Purchase Agreement (the “Securities Purchase Agreement”), together with the exhibits thereto, comprised the documentation for the transaction (the “Hale Transaction”) between the parties that closed in July, 2010;

WITNESSETH, THAT:

WHEREAS, the trading of the Company’s common stock in the stock market has languished downward in recent months, and the disinterested directors of the Company, based in part upon the advice of the Company’s investor relations expert, MKR Group, believe that this may in large part be attributable to the market’s sensitivity to the overhang of additional shares to be issued by the Company in connection with the rights offering contemplated under Section 4(t) of the Securities Purchase Agreement, which rights offering has not yet been commenced;

WHEREAS, the registration of all of the common stock of the Company acquired by Hale in the Hale Transaction, which registration was required under the Registration Rights Agreement that was Exhibit C to the Securities Purchase Agreement, and was the subject of a registration statement (File No. 333-169670) (the “Shelf Registration Statement”) filed with the Securities and Exchange Commission (“SEC”) on September 30, 2010, was rejected by the SEC staff, and under the staff’s interpretations only 17,521,255 shares (233,616 shares post-split) out of the total of 287,501,703 shares (3,833,356 shares post-split) owned by Hale may be registered under the Shelf Registration Statement;

WHEREAS, this illiquidity of shares of common stock purchased by Hale in excess of 17,521,255 shares (233,616 shares post-split) was unanticipated and constitutes a material change in the assumptions that gave rise to the Hale Transaction;

WHEREAS, one interpretation of the representation and warranty of Section 3(ff) of the Securities Purchase Agreement places upon the Company, rather than Hale, the risk that the Company might be ineligible to register the shares of common stock acquired by Hale in the Hale Transaction, so that, although Hale has not made any claim or other assertion based upon it, Hale may be deemed to have a claim against the Company for Hale’s damages arising from the failure of the Company to register all of Hale’s shares so that they might be capable of being freely resold into the stock market;

WHEREAS, because of the potential instability to the Company’s relationship to its customers and suppliers, and to the market for its shares, that might arise should Hale assert such a claim, or even from any disclosure or rumor of the existence of such a claim, it would appear advisable for this potential claim to be resolved as soon as possible; and

WHEREAS, based upon numerous factors, including those set forth above, the disinterested directors of the Company at a special meeting of the Board on July __, 2011, have authorized the abandonment by the Company of the pending rights offering and the relinquishment by the Company of Hale’s obligation to the Company under the Securities Purchase Agreement to exchange up to $3 million of the notes that Hale purchased in the Hale Transaction for any unsold shares of common stock offered to the Company’s minority shareholders in the rights offering;

NOW THEREFORE, in and for consideration of the mutual covenants herein contained, the parties hereto do hereby agree as follows:

1.  The Company agrees to surrender and cancel its right under Section 4(t) of the Securities Purchase Agreement and related exhibits to require Hale to exchange up to $3 million of the Notes Hale purchased in the Hale Transaction for any unsold shares of common stock offered to the Company’s minority shareholders in the rights offering, to forever relinquish, abandon and terminate the rights offering for all purposes, and to undertake any such actions as may be necessary or desirable to accomplish the same.

2.  Hale agrees to forever relinquish, abandon and terminate such rights Hale may have for the Company’s breach of the Company’s representation and warranty in Section 3(ff) of the Securities Purchase Agreement to the effect that the Company is eligible to register the shares of common stock received by Hale in the Hale Transaction for resale by Hale under Form S-1 under the Securities Act of 1933.  Hale further agrees to amend the payment of interest on $3 million of the Senior Secured Notes (and associated “PIK Interest”, as defined in Section 2(a) of the Senior Secured Notes, dated July 3, 2011) purchased by Hale in the Hale transaction to “PIK Interest” for an additional twelve months.  Hale further consents and agrees that the rights offering shall be abandoned and terminated for all purposes; provided, however, that all registration and other rights conferred in the Registration Rights Agreement and other documents in the Hale Transaction shall continue and remain in full force and effect, and the Company hereby grants Hale customary underwritten demand rights with a nationally recognized underwriter or such other underwriter acceptable to Hale, the expenses of which (except underwriter discounts and commissions) shall be borne by the Company.

3.  Each party hereby forever releases and absolves the other party and its officers, directors, employees and agents (each being a third party beneficiary hereof), from any and all claims, lawsuits, actions, and causes of action, known or unknown, and whether asserted in the past or in the future by the party, due to the other party’s abandonment and termination of rights hereunder, including those associated with the rights offering and for any claim and all causes of action in any manner, directly or indirectly, associated with a breach of the representation and warranty made by the Company in Section 3(ff) of the Securities Purchase Agreement to the effect that the Company is eligible to register the shares of common stock received by Hale in the Hale Transaction for resale by Hale under Form S-1 under the Securities Act of 1933.

4.  This Agreement (i) shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to the principles of conflicts of laws, (ii) shall not be amended, modified or waived in any respect except in writing signed by the person to be bound thereby, (iii) may be signed in counterparts, each counterpart constituting an original but with only one set of rights and obligations arising therefrom, (iv) is binding upon the parties hereto, their successors and assigns (including, without limitation, the assignees of any Hale shares), and (v) contains the entire agreement of the parties with respect to the subject matter hereof, hereby superseding any and all prior agreements and understandings concerning the subject matter hereof.

IN WITNESS WHEREOF, this Agreement has been signed by each of the parties by their respective duly authorized representatives, each such party intending to be bound thereby.

COMPANY: TELANETIX, INC.
By: /s/ Douglas N. Johnson (Douglas N. Johnson) Chief Executive Officer

HALE: EREF-TELA, LLC
By: /s/ Martin Hale Jr. (Marin Hale Jr.) Chief Executive Officer

HCP-TELA, LLC
By: /s/ Martin Hale Jr. (Marin Hale Jr.) Chief Executive Officer

CBG-TELA, LLC
By: /s/ Martin Hale Jr. (Marin Hale Jr.) Chief Executive Officer